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                                                                      Exhibit 99


[FLEET LOGO]

          FLEETBOSTON FINANCIAL

Contacts: Media: James Mahoney                         Investor: John Kahwaty
                 (617) 434-9552                                  (617) 434-3650


                   FLEETBOSTON TO TAKE A SERIES OF ACTIONS TO
                            STRENGTHEN BALANCE SHEET

     Boston, Massachusetts, December 19, 2001: Recognizing the ongoing economic slowdown, FleetBoston Financial (FBF-NYSE) today announced a series of actions to strengthen the company's balance sheet. These actions will result in an after-tax charge of approximately $650 million ($.62 E.P.S.) to fourth quarter earnings. The Corporation expects to report a net profit of approximately $30 million ($.03 E.P.S.) in the fourth quarter inclusive of these actions and to release complete details of its fourth quarter results on January 16, 2002.

     "Our financial strength allows us to take actions now that will position FleetBoston to fully realize the benefits of the improved economic conditions we expect to see in the second half of 2002," said Chad Gifford, FleetBoston's president and chief operating officer. "It is our practice to address economic uncertainty up front and we are fortunate to have the financial capacity to take action now."

     The specific actions and estimated pre-tax charges are summarized as follows:

- ARGENTINA - A charge of approximately $150 million is being taken on our portfolio of Argentine government securities and loans. This brings to $200 million the total impairment charges taken against the Argentine portfolio this year, of which $75 million will go to bolster loan loss reserves and $125 million relates to the recently-announced government sponsored bond swap program. The Corporation has operated in Argentina for 85 years with great success and strong profitability. Its very experienced management team is well equipped to deal with the financial adjustment that is occurring in that country.

- PRINCIPAL INVESTING - The Corporation has operated in this business for over 40 years and has generated strong returns over that period. The current environment is unprecedented in the confluence of negative factors affecting the principal investing industry. Writedowns of approximately $475 million will be taken to the carrying value of the portfolio in the fourth quarter, primarily in the technology and telecom sectors. This action follows a review of the portfolio in light of the pronounced weakness that has severely impacted market liquidity and the operating performance of the underlying investments, coupled with our intent to maintain a cautious stance on the economy. The principal investing portfolio of $3.6B is


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     currently carried at a discount of approximately 25% of Fleet's original investment with discounts approaching 50% in the direct technology and telecom portfolio.

- CREDIT ACTIONS - The current recessionary environment continues to strain a number of our domestic commercial and industrial customers. The Corporation continues to take an aggressive approach to recognizing these pressures and is committed to maintaining its established reserve strength. The Corporation expects to incur incremental credit costs of $175 million to strengthen the loan loss reserve to the $3 billion level and charges of $150 million related to the movement of approximately $350 million of problem credits to accelerated disposition status. During the quarter, writedowns were taken on a number of our larger troubled credits, including a well-publicized energy-related credit. As a result of these actions, the reserve-to-loans ratio is expected to rise to the range of 2.3% to 2.4% at year-end.

- RESTRUCTURING CHARGE - The Corporation continues to be responsive to the current weak operating environment and wants to ensure that its expense base remains aligned with its revenue expectations, particularly in a weak capital markets environment. Approximately $100 million of charges are being taken to primarily cover severance and related costs for various businesses and is expected to further reduce staff by 700 individuals against our employee base of approximately 55,000 employees.

     Eugene M. McQuade, FleetBoston's vice chairman and chief financial officer stated: "The strength of our operating earnings as well as capital and reserves in excess of $20 billion afford us ample capacity to take these actions. We expect to end the year with healthy capital ratios of approximately 7.7% for Tier 1 capital and 6.5% for tangible common equity. Our expectation to achieve the analyst consensus estimate of $3.26 for 2002 earnings per share remains intact."

     Mr. Gifford further commented: "We have great confidence in the underlying strength of our franchise and we draw on that strength in taking these actions. Our greatest priority lies in seizing the potential of our extensive customer base and continuing the growth initiatives underway in our mainstream businesses."

     Mr. McQuade will hold a conference call today at 11:00 A.M. (ET). Dial in number Domestic - 1-888-469-3043, International +1-712-271-0058, Passcode-Fleet. Replay number Domestic 1-800-839-1161, International 402-998-1106 will be available December 19, 2001 through December 21, 2001, 6:00 P.M. (ET). Internet access to the call is also available (listen only) by going to the Investor Relations section of http://www.Fleet.com.


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     FleetBoston Financial is the seventh-largest financial holding company in the United States. A $200 billion diversified financial services company, it offers a comprehensive array of innovative financial solutions to 20 million customers in more than 20 countries and territories. FleetBoston Financial is headquartered in Boston and listed on the New York Stock Exchange (NYSE: FBF) and the Boston Stock Exchange (BSE: FBF).

                                  *************

     This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) changes in general political and economic conditions, either domestically or internationally, including the economic effects of the September 11, 2001 terrorist attacks against the United States and the response of the United States to those attacks, the continuing weakness in the Latin American economies, particularly Argentina, and a further deterioration in credit quality, including the resultant effect on the level of the Corporation's nonperforming assets and chargeoffs; (2) interest rate and currency fluctuations, equity and bond market fluctuations and perceptions, including continued weakness in the global capital markets and the impact of such weakness on the Corporation's Principal Investing and other capital markets businesses;
(3) changes in the competitive environment for financial services organizations and the Corporation's ability to manage those changes; (4) legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (5) technological changes, including the impact of the Internet on the Corporation's businesses; (6) the ability of the Corporation to fully realize expected cost savings and realize those savings within the expected timeframes; and (7) the level of costs related to the integration of acquired businesses. For further information, please refer to the Corporation's reports filed with the SEC.